Exhibit 5.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

October 16, 2023

Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707

Ladies and Gentlemen:

We have acted as special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S‑4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), certain securities of the Company, including (i) 78,829,025 shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), and (ii) 513,250 shares of the Company’s 7.75% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share (“Company Series F Preferred Stock”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of July 25, 2023 (the “Merger Agreement”), by and among PacWest Bancorp, a Delaware corporation (“PacWest”), the Company and Cal Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into PacWest, with PacWest as the surviving corporation (the “First Merger”), followed immediately by the merger of PacWest with and into the Company, with the Company as the surviving corporation (the “Second Merger”). In connection with the rendering of the opinion set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the charter and bylaws of the Company as currently in effect; (iii) the proposed articles supplementary to the Company’s charter setting forth the terms of the Company Series F Preferred Stock (the “Series F Articles Supplementary”); (iv) the Merger Agreement; (v) resolutions adopted by the Company’s Board of Directors; and (vi) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, PacWest, Merger Sub or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company, PacWest and Merger Sub set forth in the Merger Agreement.  We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action by such persons, other than the Company, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below, we have assumed that, prior to the issuance by the Company of any shares of Company Common Stock and Company Series F Preferred Stock pursuant to the Merger Agreement: (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the Series F Articles Supplementary shall have been properly filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “Maryland Department”); (iii) the Company’s stockholders shall have approved, by the requisite vote, the issuance of shares of Company Common Stock to the holders of the common stock, par value $0.01 per share, of PacWest pursuant to the Merger Agreement and the issuance of shares of Company Common Stock and other securities of the Company in connection with the equity financing of the Company to occur substantially concurrently with the closing of the First Merger, as contemplated by the Merger Agreement; (iv) the common stockholders of PacWest shall have adopted the Merger Agreement by the requisite vote; (v) a certificate of merger to effect the First Merger shall have been duly filed with and accepted for filing by the Secretary of State of the State of Delaware (the “Delaware Secretary”); and (vi) articles of merger to effect the Second Merger shall have been duly filed with and accepted for record by the Maryland Department and a certificate of ownership and merger to effect the Second Merger shall have been duly filed with and accepted for filing by the Delaware Secretary.

Banc of California, Inc.
October 16, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Company Common Stock and Company Series F Preferred Stock to be issued pursuant to the Merger Agreement will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non‑assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date hereof.  We disclaim any obligation to review or supplement this opinion or to advise you of any changes in circumstances, laws or events that may occur after the date hereof or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus included therein.  In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours, /s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP SILVER, FREEDMAN, TAFF & TIERNAN LLP